SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                                October 24, 2001
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                Date of Report (Date of earliest event reported)


                             Arch Capital Group Ltd.
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             (Exact name of registrant as specified in its charter)

      Bermuda                   0-26456                      N/A
-------------------- ---------------------------- ----------------------------
  (State or other       (Commission File Number)       (I.R.S. Employer
  jurisdiction of                                    Identification No.)
  incorporation or
   organization)



                20 Horseneck Lane, Greenwich, Connecticut 06830
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              (Address of principal executive offices) (Zip Code)


                 Registrant's telephone number, including area
                                     code:

                                 (203) 862-4300


                                      N/A
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         (Former name or former address, if changed since last report)





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ITEM 5.  Other Events

     On October 24, 2001, Arch Capital Group Ltd. (the "Company") entered into a subscription agreement (the "Subscription Agreement") with investment funds affiliated with Warburg Pincus LLC (collectively, "Warburg, Pincus") and an investment fund affiliated with Hellman & Friedman LLC ("H&F," and together with Warburg, Pincus, the "Investors"). The transaction was unanimously approved by the Company's Board of Directors.

     Pursuant to the Subscription Agreement, Warburg, Pincus agreed to purchase, for cash, an aggregate of $500.0 million of Series A Convertible Preference Shares of the Company (the "Preference Shares") and Class A Warrants of the Company (the "Warrants" and, together with the Preference Shares, the "Securities"), and H&F agreed to purchase, for cash, an aggregate of $250.0 million of the Securities.

     Subject to the limitation described below, each Preference Share will be convertible into one Common Share of the Company. This conversion ratio is subject to customary anti-dilution protection. The Preference Shares will vote, together with the Common Shares, on an as-converted basis. The purchase price of each Preference Share is intended to be equal to the Company's book value per share on June 30, 2001, adjusted for transaction-related expenses and to reflect a mark-to-market on marketable securities in the Company's investment portfolio as of the closing date of the financing (the "Closing").

     The purchase price may be subject to a post-closing adjustment based on an audit of the Company's balance sheet as of June 30, 2001. In addition, if the Company's outstanding Class B Warrants become exercisable, the purchase price under the Subscription Agreement will be adjusted downward by $1.50 per Preferred Share purchased. The Class B Warrants become exercisable if (1) the closing price of the Company's Common Shares is at least $30.00 per share for at least 20 out of 30 consecutive trading days or (2) a change of control, as defined in the Class B Warrants, occurs. The purchase price under the Subscription Agreement will also be adjusted based on actual loss experience on the Company's pre-Closing insurance operations and certain other balance sheet developments during the period from July 1, 2001 through the second anniversary of Closing (or such earlier date as is agreed upon by the Investors and the Company), with the possibility of a limited further adjustment thereafter based on specified tax and other matters. Any purchase price adjustment in favor of the Investors will be made through the issuance of additional Preferred Shares.

     Each Warrant purchased by the Investors will be exercisable for one Common Share at an exercise price equal to $20.00 per share. This exercise price and exercise ratio are subject to anti-dilution protection on substantially the same terms as the Company's existing Class A Warrants. The Warrants will expire on September 15, 2002 if not exercised before that time.

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                                      -2-

     Pursuant to the Company's bye-laws (unless and until otherwise amended by the shareholders), each Investor's voting rights will be limited to 9.9% of the total voting power of all outstanding voting shares. In addition, prior to shareholder approval, conversion of the Preference Shares will be limited so that the amount of Common Shares issued does not exceed the amount permitted to be issued under Nasdaq rules without shareholder approval. Finally, prior to regulatory approval, conversion of the Preference Shares will be limited so that the amount of Common Shares issued does not exceed the amount permitted to be issued without regulatory approval. If the shareholder or regulatory approvals are not obtained, or if the ultimate purchase price adjustment exceeds $250.0 million, at the Investors' option, the Preference Shares will become convertible into a pro rata portion (assuming that all issued Preference Shares are convertible) of the shares of a newly formed subsidiary of the Company that will hold all of the Company's core insurance and reinsurance operations.

     As a condition to the obligations of the Investors to purchase the Securities, the Company has agreed to enter into a shareholders agreement with the Investors (the "Shareholders Agreement"). Pursuant to the Shareholders Agreement, after the Closing and prior to the shareholders meeting, Warburg, Pincus will have the right to designate one director for appointment to the Company's Board and H&F will have the right to designate one director for appointment to the Company's Board. In addition, after receipt of the shareholder and regulatory approvals described above, Warburg, Pincus and H&F will have the right to designate additional directors. After giving effect to the resignations and appointments contemplated, designees of Warburg, Pincus and H&F collectively will constitute a majority of the Board of Directors. The Shareholders Agreement will also provide the Investors with certain registration rights. The closing of the financing transaction is subject to other customary conditions.

     On November 8, 2001, the Company entered into an agreement (the "Letter Agreement") with the Investors, The Trident Partnership, L.P. ("Trident I"), Trident II, L.P. ("Trident II"), Marsh & McLennan Risk Capital Holdings, Ltd. ("Marsh"), Marsh & McLennan Capital Professionals Fund, L.P. and Marsh & McLennan Employees' Securities Company, L.P. (collectively, the "Co-Investment Funds").


     Pursuant to the Letter Agreement, Warburg, Pincus assigned to Trident II and the Co-Investment Funds its right to purchase an aggregate of $35.0 million of the Securities under the Subscription Agreement. The assignees will purchase the Securities on the same economic terms as the Investors. In addition, the parties confirmed that Marsh's right to have an observer attend meetings of the Board of Directors of the Company has been terminated, and that the right of Trident I to designate a director for election to the Board of Directors has been terminated. The Company was released from its obligation to make any further capital contributions to Trident II, other than with respect to an outstanding capital call for which the Company will fund approximately $4.7 million. At the Closing, all of Marsh's 905,397 Class

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A Warrants will be canceled in exchange for the issuance by the Company of
140,380 Common Shares, and all of Marsh's 1,770, 601 Class B Warrants will be canceled in exchange for a cash payment by the Company of $7.50 per Class B Warrant (approximately $13.3 million in the aggregate).

     Also on October 24, 2001, Arch Reinsurance Ltd., the Company's Bermuda-based reinsurance subsidiary, appointed a new management team, consisting of Paul Ingrey, formerly Chairman of F&G Re; Dwight Evans, formerly Executive Vice President, North American Property for St. Paul Re and F&G Re; and Marc Grandisson, formerly Vice President and Actuary of the reinsurance division of Berkshire Hathaway.

     Mr. Ingrey will serve as Chairman and Chief Executive Officer of Arch Reinsurance and have management responsibility for the overall insurance and reinsurance operations of the Arch Capital organization. Mr. Ingrey has 36 years of experience in the insurance industry. He was the founder of F&G Re and served as its chairman and chief executive officer. Prior to that, he was senior vice president of Prudential Reinsurance (now Everest Re). He has also served as a director of USF&G and E.W. Blanch and is currently on the board of Fairfax Financial Holdings.

     Mr. Evans will serve as President of Arch Reinsurance. With 26 years of experience in the insurance industry, Mr. Evans has served in senior management positions at St. Paul Re and F&G Re. Mr. Grandisson will serve as Senior Vice President and Chief Actuary of Arch Reinsurance. In addition to his positions at Berkshire Hathaway, Mr. Grandisson also held various posts at F&G Re.

     Mr. Clements will continue as Chairman of the Company's Board of Directors, and Peter A. Appel will continue as the Company's President and Chief Executive Officer. Two new directors were appointed to the Board of Directors on October 23, 2001: John Pasquesi, who was appointed Vice Chairman, and Mr. Ingrey. Mr. Pasquesi, a former Managing Director of Hellman & Friedman, is a private investor based in San Francisco. He was formerly a director of Mid Ocean Reinsurance and chairman of its finance committee.

     The new and ongoing management team received certain restricted share and option awards as follows: Mr. Clements was granted 1,668,157 restricted shares; Mr. Pasquesi was granted options to purchase 1,126,419 shares; Peter A. Appel was granted options to purchase 422,407 Common Shares (of which 200,000 become exercisable only if the Company's Class B Warrants become exercisable); Mr. Ingrey was granted 422,407 restricted shares and options to purchase 422,407 Common Shares; Mr. Evans was granted 50,000 restricted shares and options to purchase 100,000 Common Shares; and Mr. Grandisson was granted 12,500 restricted shares and options to purchase 37,500 Common Shares. The options are exercisable at $20.00 per share. The restricted share awards and option grants are subject to certain terms and conditions. It is contemplated that Mr. Clements will be granted an additional 21,472 restricted shares in connection with this transaction.

     In addition, certain members of management (or entities affiliated with them) entered into a management subscription agreement with the Company (the "Management Subscription Agreement") to purchase an aggregate of $13.15 million of the Securities on the same economic terms as the Investors under the Subscription Agreement. An entity affiliated with Mr. Clements will purchase $2.0 million of Securities; an entity affiliated with Mr. Pasquesi will purchase $7.5 million of Securities; Mr. Appel will purchase $1.0 million of Securities; Mr. Ingrey will purchase $2.0 million of Securities; Mr. Evans will purchase $400,000 of Securities; and Mr. Grandisson will purchase $250,000 of Securities.

     It is currently estimated that the Preference Shares issuable under the Subscription Agreement and the Management Subscription Agreement will be convertible into an aggregate of approximately 36,134,000 Common Shares, and the Class A Warrants issuable under the Subscription Agreement and the Management Subscription Agreement will be exercisable for an aggregate of approximately 3,827,000 Common Shares. Together, they would represent approximately 65.8% of the Common Shares on a fully diluted basis at Closing. It is currently estimated that, at Closing, there will be outstanding approximately 13,009,000 Common Shares, approximately 2,175,000 restricted shares, options to purchase approximately 3,795,000 Common Shares and warrants (excluding the new Class A Warrants) to purchase approximately 1,776,000 Common Shares.

     Pursuant to the Subscription Agreement, the Company has agreed to hold a special meeting of its shareholders, after the Closing, (1) to approve the issuance of such number of Common Shares issuable upon conversion of the Preference Shares, that together with the number of Common Shares issuable upon exercise of the Warrants, is in excess of the amount that may be issued without shareholder approval under the Nasdaq Stock Market rules, (2) to approve the adoption of amendments to the Company's bye-laws that restrict voting rights of shareholders and that require directors of certain subsidiaries of the Company to be elected directly by shareholders of the Company and (3) to elect Mr. Ingrey as a director of Arch Reinsurance Ltd.

     Copies of the Subscription Agreement, the form of Certificate of Designations for the Preference Shares, the form of Class A Warrants, the form of Shareholders Agreement, the Letter Agreement, the Management Subscription Agreement and the employment, option and restricted share agreements described above will be filed as exhibits to the Quarterly Report on Form 10-Q for the period ended September 30, 2001.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

                           ARCH CAPITAL GROUP LTD.


Date: November 8, 2001     By:    /s/ Louis T. Petrillo
                                  ---------------------
                                  Name:  Louis T. Petrillo
                                  Title:  Senior Vice President, General Counsel
                                  and Secretary